ALPHARMA INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                      Three Months     Three Months      Three Months      Three Months
                         Ended             Ended             Ended             Ended
                     March 31, 1999    June 30, 1999     September 30,     December 31,
                                                             1999              1999
                    Reported  Restated Reported  Restated  Reported  Restated  Reported  Restated

Total revenue    $156,759  $155,949 $163,839  $162,216  $203,131  $199,829  $218,447  $214,448


Cost of sales        88,367   87,941  90,028   89,057  108,838  106,972  110,657  108,346

Gross profit        68,392   68,008  73,811   73,159   94,293   92,857   107,790  106,102

Selling, general
and                 50,071   50,071   52,743   52,743   64,664  64,664    77,297   77,297
  administrative
expenses

Operating income    18,321   17,937  21,068   20,416   29,629   28,193   30,493   28,805

Interest expense    (7,466)  (7,466) (8,857)  (8,857)  (11,257)  (11,257)  (11,594)  (11,594)


Other, net                                                                 1,202    1,202
                    943      943     (22)     (22)     (673)    (673)

Income before
provision           11,798   11,414  12,189   11,537   17,699   16,263   20,101   18,413
  for income taxes

Provision for         4,362    4,216   4,417    4,169    6,436    5,890             6,380
income taxes                                                             7,021

Net income         $7,436   $7,198  $7,772   $7,368   $11,263  $10,373  $13,080  $12,033


Earnings per
common share:
   Basic            $ 0.27   $ 0.26  $ 0.28   $0.27   $ 0.41   $0.38    $0.46   $0.42

   Diluted          $ 0.27   $ 0.26  $ 0.28   $0.26   $ 0.38   $0.35    $0.41   $ 0.38



                         ALPHARMA INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)

                      March 31, 1999      June 30, 1999    September 30, 1999   December 31, 1999
                    Reported  Restated Reported  Restated  Reported  Restated  Reported  Restated
ASSETS:
 Accounts           $145,844  $145,025 $172,470  $170,090  $192,921  $187,563  $199,207  $189,261
receivable
 Inventory          140,492   140,923  152,917   154,283   155,958   159,005   155,338   161,033
 Other current       23,492    23,492   35,583    35,583    36,288    36,288    31,578    31,578
assets
   Current assets   309,828   309,440  360,970   359,956   385,167   382,856   386,123   381,872

 Non current        565,523   565,523  747,021   747,021   786,574   786,574   778,394   778,394
assets

     Total assets $875,351  $874,963 $1,107,991  $1,106,977  $1,171,741  $1,169,430  $1,164,517  $1,160,266


LIABILITIES AND
EQUITY:

 Current            $135,482  $135,336 $192,655  $192,262  $181,615  $180,676  $165,856  $164,276
liabilities

 Long-term debt     429,334   429,334  601,285   601,285   647,631   647,631   591,784   591,784
 Deferred taxes     40,358    40,358   43,200    43,200    44,086    44,086    52,273    52,273
and other

 Cumulative         (22,245)  (22,250) (31,522)  (31,501)  (15,453)  (15,293)  (34,109)  (34,201)
translation adj.
 Stockholders'      292,422   292,185  302,373   301,731   313,862   312,330   388,713   386,134
equity

     Total
liabilities &   $875,351  $874,963 $1,107,991  $1,106,977  $1,171,741  $1,169,430  $1,164,517  $1,160,266
equity